EXHIBIT (6)(VI) ON FORM N-1A
                                          EXHIBIT (10) UNDER ITEM 6, REG. S-K

                         VISION GROUP OF FUNDS, INC.

               Amended and Restated Shareholder Services Plan

    This Shareholder Services Plan ("Plan"), as adopted on June 1, 1993, is hereby amended and restated as of this 8th day of November, 1995, by the Board of Directors of VISION GROUP OF FUNDS, INC. (the "Fund"), a Maryland Corporation with respect to certain classes of shares ("Classes") of the portfolios of the Fund set forth in exhibits hereto.

    1. This Plan is adopted to allow the Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

    2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Fund and its shareholders. The Plan will be administered by Federated Administrative Services, ("FAS"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee in respect of the Classes set forth on the applicable exhibit, computed at the annual rate not to exceed . 25 of 1% of the average aggregate net asset value of the shares of such Classes of the Fund held during the month.

    3. Any payments made by the Funds to any Provider pursuant to this Plan will be made pursuant to the "Shareholder Services Agreement" entered into by FAS on behalf of the Fund and the Provider.


    4. The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

    5. Quarterly in each year that this Plan remains in effect, FAS shall prepare and furnish to the Board of Directors of the Fund, and the Board of Directors shall review, a written report of the amounts expended under the Plan.

    6.  This Plan shall become effective  with respect to each Class
(i) after approval by majority votes of: (a) the Fund's Board of Directors; and (b) the Disinterested Directors of the Fund; and (ii) upon execution of an exhibit adopting this Plan.

    7. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Fund and of the Disinterested Directors.

    8. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Directors; or (b) a vote of a majority of the outstanding voting securities of the Fund as defined in Section 2(a)(42) of the Act.

    9. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 8 herein.

    10. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.
                                        2



    Witness the due execution hereof this 8th  day of November, 1995.

                                     Vision Group of Funds Inc.


                                     By: /President





                                  EXHIBIT A
            to Amended and Restated Shareholder Services Plan of
                the Vision Group of Funds, Inc. (the "Fund")



                       Classes covered by this Plan :
                          Vision Money Market Fund
                 Vision New York Tax-Free Money Market Fund
                      Vision Treasury Money Market Fund
                   Vision U.S. Government Securities Fund
                       Vision New York  Tax-Free Fund
                        Vision Growth and Income Fund